Exhibit 5.7
April 18, 2007
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Newfoundland and Labrador Department of Government Services,
     Consumer and Commercial Affairs Branch
Prince Edward Island Securities Office
Nova Scotia Securities Commission
Nunavut Registrar of Securities
Northwest Territories Registrar of Securities
Yukon Territory Registrar of Securities
Re:     Great Basin Gold Ltd. (the “Company”)
1.	Short Form Prospectus regarding shelf offering of common shares dated April 18, 2007 (the “Prospectus”); and

2.	Amended Registration Statement on Form F-10 incorporating the Prospectus dated April 18, 2007 (the “Registration Statement”).

In reference to the technical report titled “Technical Report on the Feasibility Study for the Burnstone Gold Project” (the “Technical Report”):
On behalf of Turgis Consulting (Pty) Ltd. (“Turgis”), I hereby consent to the use of my name and Turgis’ name in connection with reference to my and Turgis’ involvement in the preparation of the Technical Report and to references to the Technical Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Prospectus and Registration Statement.
I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus and the Registration Statement that are derived from the Technical Report or that are within my knowledge as a result of the services performed in connection with the Technical Report.
Yours truly,
Turgis Consulting (Pty) Ltd.
/s/ A.D. Pooley
A.D. Pooley